Kensington Asset Management, LLC	Compliance Manual

VII.A.-APPENDIX A    CODE OF ETHICS
INTRODUCTION
Kensington Asset Management, LLC (“Adviser”), in accordance with the requirements of Rule 204A of the Investment Advisers Act of 1940 (the “Advisers Act”), has approved and adopted this Code of Ethics (the “Code”). This Code sets forth the general fiduciary principles and standards of business conduct to which all of Adviser’s Access Persons are subject. This Code further sets forth policies and procedures that are reasonably designed to prevent Access Persons, as defined herein, from engaging in conduct prohibited by the Advisers Act and establishes reporting requirements for these Access Persons. Certain capitalized terms used in this Code and not defined in the text herein, such as “Access Persons,” are defined in Appendix A-1.
About Adviser
Adviser is an investment adviser registered with the Securities and Exchange Commission (“SEC”) pursuant to the Advisers Act. Adviser acts as investment adviser to Clients who are individuals and entities including investment companies registered under the Investment Company Act of 1940 (the “Company Act”).
Who is Covered by the Code
This Code applies to all employees, officers and partners of Adviser or other persons (hereinafter “Access Persons”) as determined by Adviser’s Chief Compliance Officer (“CCO”). It is the responsibility of each Access Person to immediately report to Adviser’s CCO, any known or suspected violations of this Code, the Compliance Manual and the policies and procedures contained therein, or of any other activity of any Access Person or consultant that could constitute a violation of law. If you are aware of any activity in this regard, you should contact the CCO immediately. Failure to report a potential violation could result in disciplinary action against the non-reporting Access Person. Adviser will ensure that Access Persons are not subject to retaliation in their employment as a result of reporting a known or suspected violation.
Things You Need to Know to Use this Code
There are three reporting forms that Access Persons have to fill out under this Code; the initial and annual holdings reports and quarterly transactions reports. These reports are to be submitted through Adviser’s electronic Code of Ethics system.
All Access Persons must complete the acknowledgement of having received, read and understood this Code contained within the Initial and Annual Holdings Report in the electronic Code of Ethics system and renew that acknowledgment on a yearly basis.
The CCO has the authority to grant written waivers of the provisions of this Code in appropriate instances. However, (i) it is expected that waivers will be granted only in rare instances and, (ii) some provisions of the Code are prescribed by SEC rules and cannot be waived. These provisions include, but are not limited to, the requirements that Access Persons file reports and obtain pre-approval of investments in IPOs and Limited Offerings.
The CCO will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments to this Code will be provided to you.
GENERAL FIDUCIARY PRINCIPLES
ACTING AS A FIDUCIARY
It is the policy of Adviser to act in the best interest of its Clients and on the principles of full disclosure, good faith and fair dealing. Adviser recognizes that it has a fiduciary duty to its Clients. Acting as a fiduciary requires that Adviser, consistent with its other statutory and regulatory obligations, act solely in the Clients’ best interests when providing investment advice and engaging in other activities on behalf of Clients. Adviser and its Access Persons must seek to avoid situations which may result in potential or actual conflicts of interest with these duties. To this end, the following principles apply:

Kensington Asset Management, LLC	Compliance Manual
•All Access Persons must always observe the highest standards of integrity and fair dealing and conduct their personal and business dealings in accordance with the letter, spirit and intent of all relevant laws and regulations;
•Adviser must have a reasonable basis for the investment advice and decisions it makes for its Clients;
•Adviser must ensure that its investment decisions are consistent with Client’s investment objectives, policies and any disclosures made to Clients;
•All Access Persons must refrain from entering into transactions, including personal securities transactions, that are inconsistent with the interests of Clients;
•Access Persons should not take inappropriate advantage of their positions and may not, directly or indirectly, use Client opportunities for personal gain; and
•Access Persons must be loyal to the Clients and place the interests of the Clients above their own.
•Adviser treats violations of this Code very seriously. If you violate this Code, Adviser may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.
•Improper trading activity can constitute a violation of this Code. You can also violate this Code, however, by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if no Clients are harmed by your conduct.
If you have any doubt or uncertainty about what this Code requires or permits, you should ask the CCO. Do not guess at the answer.
COMPLIANCE WITH THE FEDERAL SECURITIES LAWS
Access Persons are required to comply with applicable federal securities laws at all times. Examples of applicable federal securities laws include:
•the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the SEC rules thereunder;
•the Investment Advisers Act of 1940 and the SEC rules thereunder;
•the Investment Company Act of 1940 and the SEC rules thereunder;
•Title V of the Gramm-Leach-Bliley Act of 1999 (privacy and security of Client non-public information); and
•the Bank Secrecy Act, as it applies to mutual funds and investment advisers, and the SEC and Department of the Treasury rules thereunder.
CONFLICTS OF INTEREST
PERSONAL CONFLICTS
All Access Persons must avoid establishing financial interests or outside affiliations which may create a conflict, or appear to create a conflict, between the Access Person’s personal interests and the interests of Adviser or its Clients. A potential conflict of interest exists whenever an Access Person has a direct financial or other personal interest in any transaction or proposed transaction involving Adviser or any of its Clients. A conflict of interest may also exist where the Access Person has an indirect interest in a transaction, for example, because the transaction will benefit someone with whom the Access Person has a friendship or other personal relationship.

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In such situations, Access Persons must disclose the conflict to the CCO and recuse themselves from the decision- making process with respect to the transaction in question and from influencing or appearing to influence the relationship between Adviser or any of its Clients and the customer involved. Access Persons may not use non- public knowledge of a pending or currently considered securities transaction for a Client to profit personally, directly or indirectly, as a result.
CONFLICT OF INTEREST BETWEEN ADVISER AND A CLIENT
In certain instances, Adviser’s relationship with a Client may require Adviser to place the Client’s interest above its own interests. If an Access Person becomes aware of a situation where Adviser’s pursuit of its own interests in a transaction appears to conflict with its obligations to a Client, he or she should bring the situation to the immediate attention of the CCO.
THE APPEARANCE OF A CONFLICT OF INTEREST MUST BE AVOIDED
All Access Persons are expected to be objective in making business decisions and to consider any improper interest or influence that could arguably impair that objectivity. In determining whether there is an appearance of conflict, each Access Person should determine whether a reasonable, disinterested observer (i.e., investor, supplier, broker, an acquaintance, examiner or a government representative) would have any grounds to believe:
•That Adviser was serving its own interests or one Client’s interests at the expense of another; or
•That business with Clients or Adviser was done on the basis of friendship, family ties, the giving and receiving of gifts, or to curry favor with some specific entity or individual rather than on the merits.
If an Access Person’s participation in a decision-making process would raise the appearance of conflict of interest, the Access Person should inform his or her manager immediately.
OUTSIDE BUSINESS ACTIVITIES
All Access Person outside employment, board memberships, advisory positions, trade group positions, management positions, or any involvement with public companies must be fully disclosed and submitted for prior approval to the CCO, with the exception of purely charitable or civic involvements which do not impinge on the Access Person’s work commitment to Adviser. Approval must be obtained through the CCO, and will ordinarily require consideration by Senior Management. Any outside employment for compensation, regardless of the nature, must be reported. Adviser can deny approval for any reason.
Pursuant to the MPS Policy Regarding Service as a Director/Trustee, Covered Persons of the Firm shall not serve as a director or member of an advisory board of a company that is held as an investment in such series of the Trust. Further, no adviser or sub-adviser to a series of MPS shall invest the assets of such series in a company where an executive officer that is also an investment professional of such adviser or sub-adviser currently serves as a director or member of an advisory board of such company.
POLITICAL CONTRIBUTIONS
Adviser may only make a political contribution to a U.S. candidate if:
•The contribution is approved by Adviser's CCO or designee;
•The contribution is permitted by applicable law, as determined by Adviser's counsel or outside counsel;
•The following information about the contribution is obtained, recorded and maintained: (1) name of candidate/political party; (2) office/position for which candidate is running; (3) state/jurisdiction; (4) party affiliation; (5) date of election; (6) type of election (primary, general or special); (7) description of why Adviser should support candidate/political party; (8) information about whether Adviser has done business with the state or local agency the candidate is trying to join (e.g., served as adviser to a municipal bond offering); and (9) name and signature of person submitting this information; and

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•The contribution does not present a conflict of interest or is detrimental to Adviser's advisory Clients.
INDIVIDUAL CONTRIBUTIONS
Adviser Access Persons may contribute to candidates for federal, state and local elective offices to the extent permitted by law and Adviser’s Code of Ethics.
PREFERENTIAL TREATMENT
Access Persons must make investment decisions, undertake commitments, and perform their duties and obligations without favoritism of any kind and award business or contracts strictly on the basis of merit. An Access Person should not actively seek nor accept a discount on any item for personal use from a business contact. If such a person extends preferential treatment (for example, offers a discount) in a personal transaction, the Access Person must have the preferential treatment pre-approved by the CCO before proceeding with the transaction.
BORROWING
Access Persons should borrow only from reputable organizations that regularly lend money. Borrowing from relatives, however, is not subject to restriction. If an Access Person borrows from any financial institution, the loan must not involve favored treatment of any kind based upon their employment with Adviser.
GIFTS AND GRATUITIES
No Access Person may accept or receive on their own behalf or on behalf of Adviser any gift or other accommodation which has a value in excess of a de minimis amount (currently $100 (U.S.)) from any vendor, broker, public company, securities salesman, Client or prospective Client (a “business contact”). No Access Person may accept cash gifts or cash equivalents from any such person. This prohibition applies equally to gifts to members of the Family/Household of an Access Person. Any gifts or accommodations in excess of the de minimis amount must be submitted to the CCO for prior approval. The CCO will maintain documentation of all such requests and resulting approvals or denials.
No Access Person may give on their own behalf or on behalf of Adviser any gift or other accommodation to a business contact that may be construed as an improper attempt to influence the recipient. These policies are not intended to prohibit normal business entertainment.
Gifts/Entertainment from Brokers: The objective of Section 17(e)(1) of the Investment Company Act is to prevent persons affiliated with registered investment companies from having conflicts of interest impair their judgment and loyalty. A violation of Section 17(e)(1) of the Investment Company Act occurs upon receipt of compensation. Entertainment and gifts paid to an Adviser/Sub-Adviser or affiliated persons of Adviser/Sub-Adviser by brokers who executed securities transactions on behalf of Adviser’s/Sub-Adviser’s Fund Client at times may be deemed to be “compensation” prohibited under Section 17(e)(1).
The SEC staff has addressed this issue in IM Guidance Update No. 2015-1 (February 2015). The Adviser/Sub- Adviser and its affiliated persons are not permitted to receive entertainment and gifts from any broker executing securities transactions on behalf of a Fund Client or a broker the Adviser/Sub-Adviser is considering doing business with on behalf of Fund Clients. For purposes of this policy, (i) broker-sponsored meetings with corporate management teams for the purpose of discussing or evaluating investments on behalf of Adviser’s Clients where food and beverages may be served and (ii) business meals with brokers, their analysts, investment bankers, or corporate Clients for the purpose of discussing or evaluating investments on behalf of Adviser’s Clients are not deemed to be “compensation” which is prohibited under Section 17(e)(1).

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Therefore, any Access Person of Kensington receiving entertainment or gifts from a broker must report such receipt immediately to the CCO. The CCO must make a determination if the receipt of such entertainment or gifts is a violation of Section 17(e)(1). If the CCO determines there is no connection between the entertainment or gift(s) received and the use of the broker that provided the entertainment or gift(s), then it will not deem the receipt of such entertainment or gift(s) to be a violation of Section 17(e)(1). The CCO can also consult with Adviser’s/Sub- Adviser’s or Fund counsel to assist in making the determination of a nexus between the receipt of entertainment or gift(s) and the use of the broker executing securities transactions on behalf of Fund.
ENTERTAINMENT AND MEALS
Payment for entertainment or meals where the Access Person is not accompanied by the person purchasing the entertainment or meals is considered a gift, subject to the rules discussed above. Acceptance of meals and entertainment where the host is present is generally permitted. However, the acceptance of particularly lavish entertainment or entertainment with excessive frequency is generally inappropriate and should be refused. Entertainment in poor taste or that adversely reflects on the morals or judgment of the individuals attending the event is considered inappropriate and also should be refused. Individuals involved in the purchase of equipment, supplies, and services may not accept entertainment or meals from a vendor or potential vendor except if business is to be discussed. Finally, under no circumstances should entertainment be accepted which may affect or be construed to affect any future dealing with that person.
STANDARDS OF BUSINESS CONDUCT
GENERAL
Access Persons are expected to conduct themselves at all times in a manner consistent with the highest professional standards. Each Access Person accordingly must devote his or her attention and skills to the performance of his or her responsibilities and avoid activities that interfere with that responsibility or that are detrimental to Adviser and its reputation.
COMMUNICATIONS WITH CLIENTS
All communications with Clients, whether verbal or written, must convey information clearly and fairly. Access Persons must comply with Adviser’s policies and procedures regarding Advertising and Performance Reporting. Exaggerated, unwarranted or misleading statements or claims are prohibited.
DISCLOSURE OF CONFIDENTIAL INFORMATION
In the course of conducting business, Access Persons may become privy to confidential information about Adviser, its present and prospective Clients, and Reportable Fund agents. It is a violation of this Code, and in some cases may be a violation of law, for any Access Person to disclose to anyone other than another Access Person any confidential information obtained while in the course of conducting business on behalf of Adviser. Disclosure to other Access Persons should be made only when and to the extent necessary to further the legitimate business purposes of Adviser. Access Persons may not use any such information in connection with their personal investments or investments of others subject to their control.
CLIENT AND INVESTOR INFORMATION
Clients and investors in the parent of Adviser have the right to expect Adviser and its Access Persons to treat information concerning their business dealings in the strictest confidence. Accordingly, no one may divulge investor confidences except in accordance with Adviser’s privacy policy and unless the party to whom a disclosure is made is legitimately entitled to the information (i.e., needs to know the information in furtherance of the investor’s business) or the investor gives prior consent to the disclosure. Any such prior consent should be documented in advance of disclosure.

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COMPANY INFORMATION
Confidential information about Adviser, its parent or other affiliated companies, that is obtained by an Access Person, including its Clients, products, processes, financial condition, plans, patents, or licenses may not be disclosed to persons outside of the organization, except with the approval of senior management and to further the legitimate business purposes of Adviser.
Discretion should always be used when handling confidential Client information or company information, and such information should never be disseminated to an unauthorized person. Access Persons are reminded that when it is necessary to carry sensitive information off the firm’s premises, they should take appropriate care for its security. Specifically, Access Persons should avoid casually displaying documents or engaging in confidential business conversations in public places, including, but not limited to, elevators, hallways, restrooms, airports, and in public transportation. Access Persons who take documents or computer files off the premises to work at home should return all such materials to Adviser upon completion of the particular at home project. Any questions about the confidential nature of information or whether confidential information may be disclosed should immediately be referred to the CCO.
CORPORATE ASSETS
All information, products and services connected to or generated by Adviser as a business are considered corporate assets to which Adviser has ownership rights. Corporate property utilized or developed by Access Persons during their employment, including, but not limited to, files, analysis, reference materials, reports, written or e-mail correspondence, trade secrets, Client lists, strategies, computer hardware and software, data processing systems, computer programs and databases, remains exclusively Adviser’s property both during employment and after the Access Person leaves the firm. Accordingly, all Access Persons are expected to protect Adviser’s ownership or property including all information, products, and services and to return all information to Adviser at the termination of employment.
Further, Access Persons are prohibited from misusing Adviser’s corporate assets (including use of assets for a non- business purpose, theft, inflation of expenses, etc.) and from misusing or removing those assets from the premises upon leaving the firm. Before beginning employment with Adviser, each Access Person should give his or her manager a copy or any non-competition, non-disclosure or non-pirating agreement by which the Access Person is bound at the time of hiring. Any questions about this requirement should be raised with senior management.
MONEY LAUNDERING
In connection with Adviser’s Anti-Money Laundering Policies and Procedures, every Access Person bears responsibility for recognizing suspicious transaction or investor activity that may constitute money laundering (including the structuring of deposits) and that may involve proceeds from unlawful activities such as drug trafficking or racketeering. In particular, Access Persons should be aware that even the simple receipt of funds, including through wire transfers, which are derived from illegal activities can subject them to prosecution for money laundering. Any suspicious deposit or customer activity which causes an Access Person concern about the source of an investor’s funds should be promptly reported to the CCO.
BRIBERY
Under federal law, it is illegal for Adviser or any Access Person to pay, offer to pay, or authorize a payment of any money or other thing of value to:
•an official of a local, state, federal or foreign government or an agency of a local, state, federal or foreign government;
•a political party or official thereof, or a candidate for political office; or
•any other person the payor knows or has reason to know will pay or give the money or value to those listed above.

Kensington Asset Management, LLC	Compliance Manual
•Where the purpose is to influence the recipient to take or refrain from taking any official action or to induce the recipient to use his or her influence to affect governmental action to obtain, retain, or direct business for Adviser, offering or making any such remuneration or consideration to a domestic or foreign government official, political party or candidate for political office is strictly prohibited. All Access Persons must immediately report all invitations to accept a bribe or any proposal or suggestion of a similar illegal nature to the CCO.
POLITICAL CONTRIBUTIONS / PAY-TO-PLAY
•“Pay-to-play” refers to the practice whereby an adviser or its employees make political contributions or gifts for the purpose of obtaining or retaining advisory contracts with government entities. General fiduciary principles under the Advisers Act require an adviser to take reasonable steps to ensure that any political contributions made by it or its employees are not intended to obtain or retain advisory business. The SEC has adopted Rule 206(4)5 that substantially restricts contribution and solicitation practices of investment advisers and certain of their related persons. The rule has three key elements:
◦It prohibits an investment adviser from providing advisory services for compensation – directly or through a pooled investment vehicle – for two years, if the adviser or certain of its executives or employees make a political contribution to a U.S. elected official who is in a position to influence the selection of the adviser.
◦It prohibits an advisory firm and certain executives and employees from soliciting or coordinating campaign contributions from others – a practice referred to as “bundling” – for an elected official who is in a position to influence the selection of the adviser. It also prohibits solicitation and coordination of payments to political parties in the state or locality where the adviser is seeking business.
◦It prohibits an adviser from paying a third party, such as a solicitor or placement agent, to solicit a government Client on behalf of the investment adviser, unless that third party is an SEC-registered investment adviser or broker-dealer subject to similar pay to play restrictions.
SEC Press Release 2010-116; http://www.sec.gov/news/press/2010/2010-116.htm
The rule includes a de minimis provision that permits contributions of up to $350 (U.S.) for U.S. candidates for whom the contributor is entitled to vote, and $150 (U.S.) for candidates for whom the contributor is not entitled to vote.
Political contributions or gifts from Adviser, its Access Persons and solicitors to persons who may be in a position to affect the award of business to Adviser may raise various legal and regulatory issues. For instance, the SEC as well as many states and municipalities have rules disqualifying an adviser from managing assets for certain governmental entities if the adviser, any employee or an adviser’s solicitor has contributed to certain political organizations, candidates or state officials for office.
To avoid violating such rules, as well as to avoid the appearance of impropriety, all political contributions must be in compliance with the following procedures:
Pre-Approval of Contributions in Excess of $150.00 (U.S.) – When making contributions to a candidate running for office in the U.S., Access Persons must be sensitive when considering a contribution to a political party, PAC or person who is, or may in the future be, in a position to affect the award of business to Adviser. Therefore, prior to making any political contribution or gift (including subscriptions, loans or deposit of money or anything of value given) to any political party (e.g., Republican, Democratic, Independent), Political Action Committees (“PAC”) or to any state official as defined by this policy in excess of $150 (whether in a lump sum or series of contributions in any calendar year), the employee should seek approval from the Chief Compliance Officer or his or her designee.

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Quarterly Reporting - All Access Persons will be requested to include on their Quarterly Transaction Report (attached as APPENDIX A-5. Quarterly Transaction Report) their political contributions to U.S. candidates during the quarter (including those under the $150 (U.S.) preclearance level). These contributions may include subscriptions, loans or deposits of money or anything of value given to any political party (e.g., Republican, Democratic, Independent), PAC or to any state official as defined by this policy.
U.S. State officials are defined in this policy as any person, who was, at the time of the political contribution or gift, a candidate for governor, treasurer or a legislative seat. A PAC is defined as a private group organized to elect or defeat government officials in order to promote legislation that is often favorable to that group’s purpose or mission. The quarterly report will ask the Advisory Person to disclose the name of recipient, amount of the contribution or gift value, office and state of the campaign and the date of the contribution. Additionally, each Advisory Person will indicate whether they are entitled to vote for the recipient of their political contribution.
Separation of Political and Employment Activities - All political activities of Access Persons must be kept separate from employment and expenses may not be charged to the Adviser. Access Persons may not conduct political activities during working hours or use Adviser’s facilities for political campaign purposes without the prior written approval of the CCO or his designee.
No Contribution on Behalf of Adviser – Access Persons may not make political contributions on behalf of Adviser to any political party, or in connection with any federal, state, or local campaigns, except with the prior written approval of the CCO or his designee.
RELATIONS WITH REGULATORS
It is Adviser’s policy to cooperate with government authorities and regulators during routine audits and examinations, as well as inquiries and investigations. The CCO must immediately be made aware of any requests from government authorities or regulators and should be involved in responding to all such inquiries in order to be certain that we are providing complete and accurate information to regulators, as well as to ensure awareness of pending inquiries that may require us to maintain certain records.
RESTRICTIONS ON PERSONAL TRADING ACTIVITY
GENERAL POLICY
No Access Person shall, in connection with the direct or indirect purchase or sale of a Security “held or to be acquired” by a Client of Kensington:
•employ any device, scheme or artifice to defraud any of Kensington’s Clients;
•make any untrue statement of a material fact or omit to state a material fact necessary to make the statements, in light of the circumstances under which they are made, not misleading;
•engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon any Client; or
•engage in any manipulative practice with respect to the Clients.
PROHIBITION AGAINST INSIDER TRADING
As further detailed within Adviser’s Inside Information & Trading Policies and Procedures, Access Persons and the members of their Family/Household are prohibited from engaging in, or helping others engage in, insider trading. Generally, the “insider trading” doctrine under U.S. federal securities law prohibits any person (including investment advisers) from knowingly or recklessly breaching a duty owed by that person by:
•trading while in possession of material, nonpublic information;
•communicating (“tipping”) such information to others;

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•recommending the purchase or sale of securities on the basis of such information; or
•providing substantial assistance to someone who is engaged in any of the above activities.
This means that Access Persons and members of their Family/Household may not trade with respect to a particular security or issuer at a time when that person knows or should know that he or she is in possession of material nonpublic information about the issuer or security. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of a company’s securities. Material information can also relate to events or circumstances affecting the market for a company’s securities such as information about an expected government ruling or regulation that can affect the business of a company in which the Fund may invest. Information is considered nonpublic until such time as it has been disseminated in a manner making it available to investors generally (e.g., through national business and financial news wire services). Please refer to Adviser’s Inside Information & Trading Policies and Procedures for a full description of permissible and prohibited activities.
RESTRICTIONS ON PERSONAL SECURITIES TRANSACTIONS BY ACCESS PERSONS.
Each Access Person shall direct supply to the CCO, on a timely basis, duplicate account statements or copies of confirmations of all Securities transactions, other than for Exempt Securities, in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and copies of periodic statements for all securities accounts.
Discretionary Accounts. No person shall be required to make a report with respect to any account over which such person does not have any direct or indirect influence or control. However, the person will be required to complete an Annual Discretionary Accounts Certification Form in the electronic Code of Ethics system.
PRE-CLEARANCE OF INVESTMENTS IN IOP’S OR LIMITED OFFERINGS/PRIVATE PLACEMENTS/ REPORTABLE FUNDS AND RESTRICTED SECURITIES
Access Persons may not directly or indirectly acquire Beneficial Ownership in any Securities in an IPO or Limited Offering without obtaining, in advance of the transaction, clearance from the CCO. In order to obtain pre-clearance, the Access Person must complete and submit to the CCO a Personal Trade Request Form (a “PTR”) in the electronic Code of Ethics system. The CCO must review each request for approval and record the decision regarding the request. The general standards for granting or denying pre-clearance are whether the securities are under active or potential consideration for Client accounts, and whether any conflict of interest exists between Adviser and its Clients. The CCO retains authority to grant pre-clearance in exceptional circumstances for good cause. If pre- clearance is obtained, the approval is valid for the day on which it is granted and the immediately following business day. The CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed.
Pre-Clearance of Reportable Funds. Access Persons may not sell Reportable Funds in the aggregate amount of more than $50,000 per transaction for any account in which he or she has any direct or indirect Beneficial Ownership, unless such person obtains, in advance of the transaction, clearance for that transaction from the CCO. The general standards for granting or denying pre-clearance are discussed below, although the CCO retains authority to grant pre-clearance in exceptional circumstances for good cause.
Pre-Clearance of Restricted Securities. Adviser may maintain a list of Restricted Securities (Restricted List) in the electronic Code of Ethics system containing the names of Securities which are determined to be at risk for potential conflicts of interest. The contents of the Restricted List are to be maintained exclusively by the CCO or their delegate. The basis for denials related to a Security’s presence on the Restricted or Watch Lists are not required to be disclosed to the Access Person seeking pre-clearance.

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When and how pre-clearance must be obtained
In order to obtain pre-clearance, an Access Person must complete and submit to the CCO a PTR. If the transaction is approved by the CCO, that approval is valid for the day on which it is granted and the immediately following business day. The CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed. In cases where the CCO desires to obtain pre-clearance for a trade, the COO will be responsible for reviewing and approving or denying any PTR.
When will pre-clearance be denied
Pre-clearance will be denied in instances when Adviser is reallocating or rebalancing a strategy and the Security at issue is included within that reallocation or rebalance. Additionally, pre-clearance may be denied for a Security contained within a Restricted or Watch List or during routine daily trading on individual accounts if, in the judgment of the CCO, the level of Client activity is sufficient to create the potential for market movement in that Security. The CCO retains the right to deny pre-clearance for any reason whatsoever, without disclosure of the basis for the denial to the Access Person.
REPORTING REQUIREMENTS & PROCEDURES
In order to provide Adviser with information to enable it to determine with reasonable assurance whether the provisions of this Code are being observed by its Access Persons, the following reporting requirements regarding personal securities transactions apply.
INITIAL AND ANNUAL HOLDINGS REPORTS:
Within ten days after a person becomes an Access Person, and annually thereafter, such person shall submit to the CCO a completed Initial/Annual Holdings Report in the electronic Code of Ethics system. Each holdings report must contain, at a minimum,
i.the title and type of Security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Security (other than an Exempt Security) in which the person has any direct or indirect beneficial ownership;
ii.the name of any broker, dealer or bank with whom the person maintains an account in which any Securities other than Exempt Securities are held for the person’s direct or indirect benefit; and
iii.the date the access person submits the report.
The Initial Holdings Report must include all cryptocurrencies and be current as of a date no more than 45 days prior to the date the person became an Access Person and the Annual Holdings Report shall be submitted prior to the deadline imposed by the CCO and must be current as of a date no more than 30 days prior to the date the report is submitted.
QUARTERLY TRANSACTION REPORT:
Each Access Person shall submit reports in the electronic Code of Ethics system showing all transactions in Securities (other than Exempt Securities) in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, as well as all accounts established with brokers, dealers or banks during the quarter in which any Securities, other than Exempt Securities, were held for the direct or indirect beneficial interest of the person and any political contributions made during the preceding quarter. Such reports shall be filed no later than 30 days after the end of each calendar quarter and should include the following:
i.the date of the transaction, the title, and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;
ii.the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
iii.the price of the security at which the transaction was effected;
iv.the name of the broker, dealer or bank with or through which the transaction was effected; and
v.the date the access persons submitted the report.

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An Access Person need not detail each transaction on a quarterly transaction report under this paragraph if all the information required by this paragraph is contained in the brokerage confirmations or account statements required to be submitted under this Code, provided the person so designates on the form.
ADMINISTRATION OF THE CODE
The CCO’s duties and responsibilities are contained within the Code of Ethics Policies & Procedures section of Adviser’s Compliance Manual.
MISCELLANEOUS
Confidentiality
Adviser will endeavor to maintain the confidentiality of all PTRs and any other information filed pursuant to this Code. Such reports and related information, however, may be produced to the SEC and other regulatory agencies.
The “should have known” standard
For purposes of this Code, the “should have known” standard does not:
•imply a duty of inquiry;
•presume that the individual should have deduced or extrapolated from discussions or memoranda dealing with a Client’s investment strategies; or
•impute knowledge from the individual’s awareness of a Fund’s portfolio holdings, market considerations, benchmark index, or investment policies, objectives and restrictions.